Exhibit 99.1

MFA FINANCIAL, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

August 4, 2014		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6433
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson, Andrew Johnson
212-371-5999

MFA Financial, Inc.

Announces Second Quarter 2014 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 and other highlights:

•                  Generated second quarter net income available to common shareholders of $75.0 million, or $0.20 per common share (based on 368.4 million weighted average common shares).

•                  Book value per common share increased to $8.37 as of June 30, 2014 from $8.20 as of March 31, 2014.

•                  On July 31, 2014, MFA paid its second quarter 2014 dividend of $0.20 per share of common stock to shareholders of record as of June 27, 2014.

In the second quarter, both net income and dividend per common share were $0.20. Net income of $75.0 million includes $7.9 million of gains realized on sales of MBS and a $1.8 million increase in the fair value of the securities underlying “Linked Transactions.”

William Gorin, MFA’s CEO, said, “In the second quarter, we continued to identify attractive investment opportunities across the residential mortgage asset universe. We have expanded our investment team and as a result, were positioned to significantly grow our holdings of securities backed by re-performing/non-performing loans to $495.1 million while moving forward with the acquisition of non-securitized re-performing loans, bringing our holdings of credit sensitive residential whole loans to $59.7 million. In addition, we acquired $14.2 million of Non-Agency MBS while opportunistically selling $26.5 million of Non-Agency MBS, realizing a gain of $7.9 million. This is the eighth consecutive quarter we have realized gains through selected sales of Non-

Agency MBS based on our projections of future cash flow relative to market pricing. We did not acquire any Agency MBS in this quarter.

“MFA remains positioned for a period when Federal Reserve monetary policy will become more variable based on measures of the labor markets, core inflation and other incoming data. Through asset selection and hedging strategy, the estimated effective duration, a gauge of MFA’s interest rate sensitivity, remains below 1.0 and measured 0.65 at quarter end. Leverage, which reflects the ratio of our financing obligations to equity, was 2.8:1 at quarter-end.”

Craig Knutson, MFA’s President and COO, added, “Our credit sensitive assets continued to benefit from improved housing fundamentals. Home price appreciation and underlying mortgage loan amortization have decreased the Loan-To-Value Ratio (“LTV”) for many of the mortgages underlying MFA’s Non-Agency portfolio. We estimate that the average LTV of mortgage loans underlying our Non-Agency MBS has declined from approximately 105% as of January 2012 to approximately 80% as of June 30, 2014.  In addition, we estimate that the percentage of current loans underlying our Non-Agency MBS that are underwater (with LTVs greater than 100%), has declined from approximately 52% as of January 2012 to 13% as of June 30, 2014. As a result, we have again reduced our estimate of future losses. In the second quarter, $24.5 million was transferred from credit reserve to accretable discount. This will be reflected in increased interest income over the remaining life of MFA’s Non-Agency MBS.”

MFA’s Non-Agency MBS had a face amount of $5.593 billion with an amortized cost of $4.171 billion and a net purchase discount of $1.422 billion at June 30, 2014.  This discount consists of a $986.8 million credit reserve and other-than-temporary impairments and a $435.6 million net accretable discount. We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Non-Agency MBS loss adjusted yield of 7.71% for the second quarter is based on projected defaults equal to 27% of underlying loan balances. On average, these loans are approximately eight years seasoned and approximately 15% are currently 60 or more days delinquent.

The Agency portfolio had an average amortized cost basis of 103.8% of par as of June 30, 2014, and generated a 2.26% yield in the second quarter.  The Non-Agency portfolio had an average amortized cost of 74.6% of par as of June 30, 2014, and generated a loss-adjusted yield of 7.71% in the second quarter.  At the end of the second quarter, MFA held approximately $495.1 million of the senior-most tranches of 2013/2014 securitizations of re-performing/non-performing loans (“RPL/NPL MBS”).  These assets had an amortized cost of 99.8% of par, generated an average yield of 3.80% in the quarter and $426.2 million of the RPL/NPL MBS were reported as a component of Linked Transactions.  In addition, the credit sensitive residential whole loan portfolio had an average carrying value of 80.9% of face amount and a loss-adjusted yield of 7.44% in the quarter.

For the three months ended June 30, 2014, MFA’s costs for compensation and benefits and other general and administrative expenses were $10.4 million or an annualized 1.28% of stockholders’ equity as of June 30, 2014. In the prior quarter ended March 31, 2014, this expense was $10.5 million or an annualized 1.31% of stockholders’ equity.

The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	Second Quarter 2014 Average CPR	First Quarter 2014 Average CPR	Percentage Change
Agency MBS	13.05%	11.54%	13.08%
Non-Agency MBS	12.05%	11.90%	1.26%
RPL/NPL MBS(1)	15.83%	16.04%	(1.31)%

(1)   All principal payments are considered to be prepayments for CPR purposes. Excludes RPL/NPL MBS that have not had a principal payment.

As of June 30, 2014, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 1.91% and a floating receive rate of 0.15% on notional balances totaling $3.927 billion, with an average maturity of 51 months.

The following table presents, on a non-GAAP basis, MFA’s asset allocation as of June 30, 2014 and the second quarter 2014 yield on average interest earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At June 30, 2014 ($ in Thousands)	Agency MBS	Non-Agency MBS (1)	RPL/NPL MBS (1)	MBS Portfolio	Residential Whole Loans(2)	Cash (3)	Other, net (4)	Total
Amortized Cost	$6,474,139	$4,163,913	$493,252	$11,131,304	$59,746	$398,149	$(7,341)	$11,581,858
Market Value	$6,549,451	$5,000,312	$495,072	$12,044,835	$59,746	$398,149	$(7,341)	$12,495,389
Less Payable for Unsettled Purchases	—	—	(66,000)	(66,000)	(6,400)	—	—	(72,400)
Less Repurchase Agreements	(5,757,074)	(2,238,223)	(337,304)	(8,332,601)	—	—	—	(8,332,601)
Less Multi-year Collateralized Financing Arrangements	—	(446,375)	—	(446,375)	—	—	—	(446,375)
Less Securitized Debt	—	(214,048)	—	(214,048)	—	—	—	(214,048)
Less Senior Notes	—	—	—	—	—	—	(100,000)	(100,000)
Equity Allocated	$792,377	$2,101,666	$91,768	$2,985,811	$53,346	$398,149	$(107,341)	$3,329,965
Less Swaps at Market Value	—	—	—	—	—	—	(54,671)	(54,671)
Net Equity Allocated	$792,377	$2,101,666	$91,768	$2,985,811	$53,346	$398,149	$(162,012)	$3,275,294
Debt/Net Equity Ratio (5) (6)	7.27x	1.38x	4.39 x	—	—	—	—	2.93x

For the Quarter Ended June 30, 2014
Yield on Average Interest Earning Assets (7)	2.26%	7.69%	3.80%	4.36%	7.44%	0.03%	—	4.27%
Less Average MBS Cost of Funds (8)	(1.13)	(3.08)	(1.78)	(1.77)	—	—	—	(1.77)
Senior Notes (9)	—	—	—	—	—	—	(8.03)%	(8.03)
Net Interest Rate Spread (5)	1.13%	4.61%	2.02%	2.59%	7.44%	0.03%	(8.03)%	2.42%

(1)       Information with respect to Non-Agency MBS and RPL/NPL MBS, related repurchase agreement borrowings and resulting totals is presented on a non-GAAP basis, as it includes $67.8 million of Non-Agency MBS, $426.2 million of RPL/NPL MBS and $387.5 million of repurchase agreements underlying “Linked Transactions.” The purchase of a Non-Agency or RPL/NPL MBS and contemporaneous repurchase borrowing of this MBS with the same counterparty are accounted for under GAAP as a Linked Transaction. The two components of a Linked Transaction (MBS and associated borrowings under a repurchase agreement) are evaluated on a combined basis and are presented net as Linked Transactions on our consolidated balance sheet.

(2)       Included in Prepaid and other assets on our consolidated balance sheets as of June 30, 2014 , resulting from our interest in a consolidated trust.

(3)       Includes cash, cash equivalents and restricted cash.

(4)       Includes securities obtained and pledged as collateral, interest receivable, goodwill, prepaid and other assets, borrowings under repurchase agreements of $439.0 million for which U.S. Treasury securities are pledged as collateral, interest payable, dividends payable, excise tax and interest payable and accrued expenses and other liabilities.

(5)       Information presented on a non-GAAP basis. For the Agency, Non-Agency and RPL/NPL MBS portfolios, represents the sum of borrowings under repurchase agreements (including an aggregate $387.5 million of repurchase agreements underlying linked transactions), payable for unsettled purchases, multi-year collateralized financing arrangements of $446.4 million and securitized debt as a multiple of net equity allocated. The numerator of our Total Debt/Net Equity ratio also includes borrowings under repurchase agreements of $439.0 million for which U.S. Treasury securities are pledged as collateral and Senior Notes. On a GAAP basis, which excludes the impact of Linked Transactions, our Debt/Net Equity ratio is 1.36x for Non-Agency MBS, 23.21x for RPL/NPL MBS and 2.81x in total.

(6)       Debt/Net Equity ratio includes impact of unsettled purchases. Assuming such purchases were settled in cash, Debt/Net Equity for RPL/NPL MBS is 3.68x (no leverage on a GAAP basis) and 2.91x in total (2.79x on a GAAP basis).

(7)       Information presented on a non-GAAP basis. On a GAAP basis, which excludes the impact of Linked Transactions, the yield on average interest earning assets for the quarter is 4.26% and the net interest rate spread for the quarter was 2.42%.

(8)       Information presented on a non-GAAP basis. Average MBS cost of funds includes interest on repurchase agreements (including $387.5 million of repurchase agreements underlying Linked Transactions), the cost of swaps and securitized debt. Agency cost of funds includes 81 basis points and Non-Agency cost of funds includes 82 basis points associated with Swaps to hedge interest rate sensitivity on these assets. On a GAAP basis, which excludes the impact of Linked Transactions, the average MBS cost of funds for the quarter was (1.77)%.

(9)       Includes amortization costs in connection with the issuance in of Senior Notes.

At June 30, 2014, MFA’s $11.548 billion of Agency and Non-Agency MBS, which includes $67.8 million of Non-Agency MBS underlying Linked Transactions, were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Non-Agency MBS (1)			Total (1)
($ in thousands) Time to Reset	Fair Value (2)	Avg MTR (3)	Avg CPR (4)	Fair Value	Avg MTR (3)	Avg CPR (4)	Fair Value	Avg MTR (3)	Avg CPR (4)
< 2 years (5)	$2,281,099	7	16.5%	$2,934,306	5	10.1%	$5,215,405	6	12.7%
2-5 years	1,485,591	45	15.9	503,918	30	18.3	1,989,509	42	16.6
> 5 years	433,692	83	12.4	—	—	—	433,692	83	12.4
ARM-MBS Total	$4,200,382	28	15.9%	$3,438,224	9	11.3%	$7,638,606	20	13.6%
15-year fixed (6)	$2,347,751		8.0%	$12,494		11.1%	$2,360,245		8.1%
30-year fixed (6)	—		—	1,543,778		13.7	1,543,778		13.7
40-year fixed (6)	—		—	5,816		9.9	5,816		9.9
Fixed-Rate Total	$2,347,751		8.0%	$1,562,088		13.7%	$3,909,839		10.5%
MBS Total	$6,548,133		13.0%	$5,000,312		12.1%	$11,548,445		12.6%

(1)    Excludes $495.1 million of RPL/NPL MBS. Refer to Table 4 for further information.

(2)    Does not include principal payments receivable of $1.3 million.

(3)    MTR or Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps. The MTR does not reflect scheduled amortization or prepayments.

(4)    Average CPR weighted by positions as of beginning of each month in the quarter.

(5)    Includes floating rate MBS that may be collateralized by fixed rate mortgages.

(6)    Information presented based on data available at time of loan origination.

Table 4

The following table presents certain information about our RPL/NPL MBS portfolio at June 30, 2014:

($ in thousands)	Fair Value	Net Coupon	Months to Step-Up (1)	Current Credit Support (2)	Original Credit Support	3 Month Bond CPR (3)
Re-Performing MBS	$84,136	3.9%	26	51%	48%	12.8%
Non-Performing MBS	410,936	3.3	34	53	53	18.3
Total RPL/NPL MBS	$495,072	3.4%	33	53%	52%	15.8%

(1)   Months to step-up is the number of months remaining before the coupon interest rate increases 300 basis points.  We anticipate that the security will be redeemed prior to the step-up date.

(2)   Credit Support for a particular security is expressed as a percentage of all outstanding mortgage loan collateral.  A particular security will not be subject to principal loss as long as credit enhancement is greater than zero.

(3)   All principal payments are considered to be prepayments for CPR purposes.  Excludes RPL/NPL MBS that have not had a principal payment.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Monday, August 4, 2014, at 10:00 a.m. (Eastern Time) to discuss its second quarter 2014 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowing; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by the Company to accrete the market discount on Non-Agency MBS and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS and Non-Agency MBS portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as the Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the SEC relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are in engaged in the business of acquiring mortgages and mortgage-related interests; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands Except Per Share Amounts)	June 30, 2014	December 31, 2013
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”):
Agency MBS, at fair value ($6,150,048 and $6,142,306 pledged as collateral, respectively)	$6,549,451	$6,519,221
Non-Agency MBS, at fair value ($1,743,605 and $1,778,067 pledged as collateral, respectively)	2,801,049	2,569,766
Non-Agency MBS transferred to consolidated variable interest entities (“VIEs”)	2,200,288	2,282,371
Securities obtained and pledged as collateral, at fair value	446,375	383,743
Cash and cash equivalents	343,719	565,370
Restricted cash	54,430	37,520
Interest receivable	34,673	35,828
Derivative instruments:
MBS linked transactions, net (“Linked Transactions”), at fair value	106,859	28,181
Swaps, at fair value	2,755	13,000
Goodwill	7,189	7,189
Prepaid and other assets	104,073	29,719
Total Assets	$12,650,861	$12,471,908

Liabilities:
Repurchase agreements	$8,384,101	$8,339,297
Securitized debt	214,048	366,205
Obligation to return securities obtained as collateral, at fair value	446,375	383,743
8% Senior Notes due 2042 (“Senior Notes”)	100,000	100,000
Accrued interest payable	10,915	14,726
Swaps, at fair value	57,426	28,217
Dividends and dividend equivalents rights (“DERs”) payable	74,104	73,643
Accrued expenses and other liabilities	88,598	23,826
Total Liabilities	$9,375,567	$9,329,657

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Common stock, $.01 par value; 886,950 shares authorized; 367,475 and 365,125 shares issued and outstanding, respectively	3,675	3,651
Additional paid-in capital, in excess of par	2,991,927	2,972,369
Accumulated deficit	(571,421)	(571,544)
Accumulated other comprehensive income	851,033	737,695
Total Stockholders’ Equity	$3,275,294	$3,142,251
Total Liabilities and Stockholders’ Equity	$12,650,861	$12,471,908

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Per Share Amounts)	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Agency MBS	$37,609	$38,037	$76,938	$80,824
Non-Agency MBS	43,473	43,997	86,628	85,044
Non-Agency MBS transferred to consolidated VIEs	37,543	38,601	76,207	77,469
Cash and cash equivalent investments	17	36	43	72
Interest Income	$118,642	$120,671	$239,816	$243,409

Interest Expense:
Repurchase agreements	$36,690	$33,397	$73,419	$68,072
Securitized debt	1,871	3,075	4,056	6,551
Senior Notes	2,008	2,006	4,015	4,013
Total Interest Expense	$40,569	$38,478	$81,490	$78,636

Net Interest Income	$78,073	$82,193	$158,326	$164,773

Other Income, net:
Unrealized net gains/(losses) and net interest income from Linked Transactions	$3,776	$(295)	$7,027	$1,241
Gain on sales of MBS and U.S. Treasury securities, net	7,852	4,365	11,423	5,998
Other, net	708	55	292	110
Other Income, net	$12,336	$4,125	$18,742	$7,349

Operating and Other Expense:
Compensation and benefits	$5,901	$5,284	$12,408	$10,557
Other general and administrative expense	4,546	3,561	8,510	6,741
Excise tax and interest	1,175	2,000	1,175	2,000
Other investment related operating expenses	61	—	61	—
Operating and Other Expense	$11,683	$10,845	$22,154	$19,298

Net Income	$78,726	$75,473	$154,914	$152,824
Less Preferred Stock Dividends	3,750	4,210	7,500	6,250
Less Issuance Costs of Redeemed Preferred Stock	—	3,947	—	3,947
Net Income Available to Common Stock and Participating Securities	$74,976	$67,316	$147,414	$142,627

Earnings per Common Share - Basic and Diluted	$0.20	$0.19	$0.40	$0.39

Dividends Declared per Share of Common Stock	$0.20	$0.22	$0.40	$0.94